UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 29, 2005

CARDINAL FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	0-24557	54-1874630
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8270 Greensboro Drive, Suite 500
McLean, Virginia		22102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (703) 584-3400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On April 29, 2005, Cardinal Financial Corporation (the “Company”) entered into an Agreement and Plan of Share Exchange (the “Agreement”) with Wilson/Bennett Capital Management, Inc. (“Wilson/Bennett”), an asset management firm based in Alexandria, Virginia.  John W. Fisher, a member of the Company’s Board of Directors, is the founder and President and Chief Investment Officer of Wilson/Bennett and owns 90% of Wilson/Bennett.  Under the terms of the Agreement, the Company plans to acquire Wilson/Bennett from Mr. Fisher and James Moloney, the other shareholder of Wilson/Bennett, for approximately $6.6 million in a combination of common stock and cash.  The cash portion of the transaction will be approximately $1.1 million.

The closing of the transaction is subject to all necessary regulatory approvals and customary closing conditions.  In addition, the closing of the transaction is also subject to the conditions that clients of Wilson/Bennett representing at least 75% of the assets under management have consented to the transaction, that the Company enters into an employment agreement with Mr. Fisher and that Wilson/Bennett obtain, at the Company’s expense, a term life insurance policy on the life of Mr. Fisher in an amount of no less than $3,000,000.  The Company will be the beneficiary under that policy.  The Company expects that, if the conditions are satisfied, the transaction will close early in the third quarter of 2005.  At that time, Wilson/Bennett will become a subsidiary of the Company.

Because Mr. Fisher is one of the Company’s directors, the transaction was negotiated primarily between the Company and Mr. Moloney, who acted on behalf of himself and as Mr. Fisher’s representative.  The Company believes that the terms of the transaction are substantially similar to the terms of similar transactions that are the result of “arms length” negotiations between unrelated parties.  In addition, Mr. Fisher will no longer be considered one of the Company’s “independent” directors under applicable listing requirements of the Nasdaq Stock Market, and his board responsibilities, including committee memberships, will be adjusted to reflect his new status.

Wilson/Bennett has about 500 institutional and personal clients and has approximately $227 million of assets under management.  Wilson/Bennett utilizes a value oriented investment approach and focuses on large capitalization stocks. Wilson/Bennett’s 2004 revenues were approximately $1.4 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDINAL FINANCIAL CORPORATION
(Registrant)

Date: May 3, 2005	By:	/s/ Robert A. Cern
Robert A. Cern
Executive Vice President and
Chief Financial Officer